Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Amendment No. 1 on Form S-4 of our report dated March 8, 2021 (which includes an explanatory paragraph relating to Apex Technology Acquisition Corporation and Subsidiaries’ ability to continue as a going concern), relating to the consolidated financial statements of Apex Technology Acquisition Corporation and Subsidiaries, which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 9, 2021